                    TNPC EXECUTIVE DEFERRED COMPENSATION PLAN

         This Executive Deferred Compensation Plan (the "Plan") is hereby established by TNPC, Inc., a Delaware corporation (the "Company") and adopted by its Board of Directors as of the effective date set forth on the signature page hereto (the "Effective Date").

                                    ARTICLE 1
                              STATEMENT OF PURPOSE

         1.1 PURPOSES. The purpose of the TNPC Executive Deferred
Compensation Plan is to aid the Company in attracting and retaining key employees by providing a non-qualified compensation deferral vehicle.

                                    ARTICLE 2
                                   DEFINITIONS

         For purposes of this Plan and in addition to those terms defined in the preamble to this document, the following terms shall have the meanings indicated:

         2.1 AFFILIATED COMPANY. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, respectively and any other entity designated by the Board as being an Affiliated Company for purposes of the Plan. For all purposes of the Plan, employment with an Affiliated Company or termination of employment with an Affiliated Company shall be treated the same as employment with the Company or termination of employment with the Company and, where appropriate to carry out the intent of the foregoing, references to the "Company" in the Plan shall be deemed references to "Affiliated Company." Transfer to employment with an Affiliated Company from employment with the Company and transfer from employment with an Affiliated Company to employment with the Company shall not be deemed to be a termination of employment for purposes of the Plan.

         2.2 AGGREGATE INVESTMENT RETURN. "Aggregate Investment Return" means with respect to Elective Deferred Compensation or any Non-Elective Deferred Compensation and as of any date, the aggregate amount of gain (loss) then credited (debited) to a Participant's Deferred Compensation Account with respect to such Elective Deferred Compensation or Non-Elective Deferred Compensation.

         2.3 BENEFICIARY. "Beneficiary" means the person or persons designated as such in accordance with Article 8.

         2.4 BOARD. "Board" means the Board of Directors of the Company.

         2.5 CALENDAR QUARTER. "Calendar Quarter" means any of the four calendar quarters in a full calendar year (e.g., January, February and March comprise the first Calendar Quarter).

         2.6 CHANGE OF CONTROL. "Change of Control" means Change of Control as defined in the Stock Plan.

         2.7 COMMITTEE. "Committee" means the Compensation Committee of the Board, which shall administer the Plan as set forth in Article 10 hereof and pursuant to the Compensation Committee Charter.

         2.8 COMPENSATION. "Compensation" means the Participant's base salary and annual incentive bonus.

         2.9 COMPENSATION COMMITTEE CHARTER. "Compensation Committee Charter" means the guidelines established by the Board at its meeting on September 6, 2000 to govern the operations of the Compensation Committee of the Board, as such guidelines may be amended from time to time by the Board.

         2.10 DEATH OR DISABILITY. "Death or Disability" means a
Participant's death or his or her disability as defined in the Stock Plan with respect to Termination of Employment by Reason of Death or Disability.

         2.11 DECLINING BALANCE INSTALLMENTS. "Declining Balance
Installments" means a series of annual payments such that each payment is determined by taking that portion of a Deferred Compensation Account and dividing by the number of years of distributions remaining.

         2.12 DEFERRED COMPENSATION ACCOUNT. "Deferred Compensation Account" means an account maintained on the books of account of the Company for a Participant pursuant to Article 4.

         2.13 DISTRIBUTION DATE. "Distribution Date" means the date on which the Company makes or begins to make distributions from a Deferred
Compensation Account.

         2.14 ELECTION FORM. "Election Form" means the form or forms prescribed by the Committee, which must be completed and filed with the Committee by an Eligible Employee in order to participate in the Plan for a calendar year. A separate Election Form shall be completed for each calendar year. The terms and conditions of Election Forms may vary from Participant-to-Participant and from year-to-year, as determined by the Committee.

         2.15 ELECTIVE DEFERRED COMPENSATION. "Elective Deferred
Compensation" means an amount of Compensation elected to be deferred by an Eligible Employee on his or her Election Form.

         2.16 ELIGIBLE EMPLOYEE. "Eligible Employee" means the Chief Executive Officer of the Company and any key management or highly compensated employee of the Company or an Affiliated Company designated by the Committee as eligible to participate in the Plan.

         2.17 ESTATE ENHANCEMENT PLAN. "Estate Enhancement Plan" means the TNPC Estate Enhancement Plan, if and when such plan is approved by the Board and so identified in such approval.

         2.18 FROZEN ACCOUNT. "Frozen Account" means all or any portion of a Deferred Compensation Account that is subject to the provisions of Article 9 of the Plan.

         2.19 INVESTMENT ALLOCATION FORM. "Investment Allocation Form" means the form prescribed by the Committee, which must be completed and filed with the Committee by a Participant in order to direct the deemed allocation of a Deferred Compensation Account among the Investment Funds.

         2.20 INVESTMENT FUNDS. "Investment Funds" means those mutual funds, investment indexes or other measures of performance identified by the Committee, which shall be used to determine the returns on the Participants' Deferred Compensation Accounts.

         2.21 LIQUIDATING DISTRIBUTION. "Liquidating Distribution" means a distribution of a Participant's Deferred Compensation Account in accordance with the terms of Section 7.8.

         2.22 LIQUIDATING DISTRIBUTION ACCOUNT BALANCE. "Liquidating Distribution Account Balance" means, as of any date and as to a Deferred Compensation Account, the then-current value of such Deferred Compensation Account decreased by a forfeiture penalty equal to ten percent (10%) of such value.

         2.23 NON-ELECTIVE DEFERRED COMPENSATION. "Non-Elective Deferred Compensation" means an amount awarded to a Participant by the Company pursuant to Section 3.2.

         2.24 PARTICIPANT. "Participant" means an Eligible Employee participating in the Plan in accordance with the provisions of Article 3 and, where permitted under the Plan, includes such person's successors, heirs, legal representatives, beneficiaries and assigns.

         2.25 RELATED EMPLOYMENT. "Related Employment" means the employment of a Participant by an employer that is not the Company provided (i) such employment is undertaken by the Participant at the written request of the Company; (ii) immediately prior to undertaking such employment, the Participant was an employee of the Company or was engaged in Related Employment as herein defined; and (iii) such employment is recognized by the Committee, in its sole discretion, in writing before the commencement of such employment as Related Employment.

         2.26 STOCK PLAN. "Stock Plan" means the TNPC 2000 Stock Plan as approved by the Board.

         2.27 TERMINATION OF EMPLOYMENT. "Termination of Employment" means the end of a Participant's employment with the Company for any reason other than Related Employment, or the termination of a Participant's Related Employment if the Participant is not then employed by the Company.

         2.28 TERMINATION OF EMPLOYMENT BY REASON OF DEATH OR DISABILITY. "Termination of Employment by Reason of Death or Disability" means Termination of Employment by Reason of Death or Disability as defined in the Stock Plan.

         2.29 TERMINATION OF EMPLOYMENT FOR CAUSE. "Termination of Employment for Cause" means Termination of Employment for Cause as defined in the Stock Plan.

         2.30 VALUATION DATE. "Valuation Date" means the last day of each Calendar Quarter or, for the purpose of determining the amount of a Liquidating Distribution, the last day of the month immediately preceding the month in which a Participant submits the request for the Liquidating Distribution.

         2.31 VOLUNTARY TERMINATION OF EMPLOYMENT. "Voluntary Termination of Employment" means Voluntary Termination of Employment as defined in the Stock Plan.

                                    ARTICLE 3
                          ELIGIBILITY AND PARTICIPATION

         3.1 ELECTIVE PARTICIPATION. Any Eligible Employee may elect to participate in the Plan for a given calendar year by filing a completed Election Form with the Committee. The Election Form must be filed with the Committee prior to the commencement of the calendar year to which the Election Form pertains. Notwithstanding the foregoing, the Committee may in its sole discretion allow an Election Form for a calendar year to be filed after the commencement of the calendar year with respect to Compensation to be earned after the Election Form is filed. On the Election Form completed and filed by an Eligible Employee for a calendar year, such Eligible Employee shall designate the following information:

                  (a) The amount of Compensation (expressed either as a percentage of all Compensation or a specified dollar amount or such other election as may be acceptable to the Committee) which the Participant elects to defer for the Calendar Year;

                  (b) The time or times at which the deferred Compensation for the Calendar Year is to be paid to the Eligible Employee; and

                  (c) The form of payment of such deferred Compensation, which form shall be limited to payments in cash in either a single lump sum distribution or in annual installment payments over a period not to exceed 15 years.

A Participant's election to defer Compensation for a calendar year is irrevocable upon the filing of his or her Election Form with the Committee.

         3.2 NON-ELECTIVE PARTICIPATION. The Company can, in its sole discretion, award to an Eligible Employee Non-Elective Deferred Compensation. The terms and conditions of such Non-Elective Deferred Compensation shall be described in the instrument evidencing the award of such Non-Elective Deferred Compensation. Amounts reflecting a Non-Elective Deferred Compensation Award to a Participant shall be credited to a Deferred Compensation Account which shall be subject to the terms and conditions of the Plan in the same manner as any other Deferred Compensation Account, except as otherwise provided herein.

                                    ARTICLE 4
                         DEFERRED COMPENSATION ACCOUNTS

         4.1 DEFERRED COMPENSATION ACCOUNT. A separate Deferred Compensation Account shall be established and maintained for each Participant for each calendar year for Elective Deferred Compensation and for each separate award of Non-Elective Deferred Compensation. Elective Deferred Compensation will be credited on the first day of the month following the time at which the amount would otherwise have been paid to a Participant in cash, except as otherwise determined by the Committee. Any Non-Elective Deferred Compensation awarded to a Participant shall be credited on such date as is specified by the Company.

         4.2 NATURE OF ACCOUNT ENTRIES. The establishment and maintenance of Participants' Deferred Compensation Accounts shall be merely bookkeeping entries and shall not be construed as giving any person any interest in any specific assets of the Company or of any subsidiary of the Company or any trust created by the Company, including any mutual funds or other investment funds owned by the Company or any such subsidiary or trust. The deemed investment of the Participants' Deferred Compensation Accounts in the Investment Funds shall be for bookkeeping purposes only, and shall not require the establishment of actual corresponding funds by the

Committee or the Company. Benefits accrued under this Plan shall constitute an unsecured general obligation of the Company.

         4.3 PLAN BENEFIT AMOUNT. At any given point in time, the Plan benefit owed to a Participant will be equal to the then-existing value of his or her Deferred Compensation Accounts consisting of and with respect to each such account the amount of Elective Deferred Compensation or Non-Elective Deferred Compensation originally credited to such account increased or decreased, as applicable, by:

                  (a) The then-Aggregate Investment Return attributable to such Elective Deferred Compensation or Non-Elective Deferred Compensation;

                  (b) Any forfeiture of Non-Elective Deferred Compensation required pursuant to Section 6.2;

                  (c) Any forfeiture of all or a part of Aggregate Investment Return pursuant to Section 6.3; and

                  (d) Any amount previously distributed to the Participant (or his or her beneficiary) from such account pursuant to Article 7 (which, in the case of a Liquidating Distribution, shall be deemed to include the 10% forfeiture penalty).

All forfeitures under the Plan shall inure to the benefit of the Company.

                                    ARTICLE 5
                           INVESTMENT RETURN CREDITING

         5.1 INVESTMENT ALLOCATION OF DEFERRED COMPENSATION ACCOUNT. A Participant's Deferred Compensation Accounts shall be deemed to be invested in the Investment Funds in accordance with the Participant's election or elections on his or her Investment Allocation Forms. A Participant may make a single investment allocation with respect to all of his or her Deferred Compensation Accounts in the aggregate or may make such separate investment allocations as among such accounts as he or she may elect.

         5.2 INVESTMENT RETURN CREDITED. The Participant's Deferred Compensation Accounts shall be credited quarterly on the first day of the month following the end of the quarter, or at some other time as the Committee may determine, with an investment return based on the investment return (gain or loss) of the Investment Fund(s) in which the Deferred Compensation Accounts are deemed to be invested.

         5.3 TIMING OF CREDITING OF INVESTMENT RETURN. With respect to any Elective Deferred Compensation or Non-Elective Deferred Compensation deferred and credited to a Participant's Deferred Compensation Accounts since the immediately preceding Valuation Date, investment return (or loss) credited on the Valuation Date shall be credited from the time the amount is credited pursuant to Section 4.1.

         5.4 CHANGE OF INVESTMENT ALLOCATION BY A PARTICIPANT. A Participant may change his or her investment allocations in accordance with policies and procedures (including the frequency of changes that can be made) established by the Committee. Any change will be effective as of the first business day of a Calendar Quarter if the Participant submits a revised Investment Allocation Form to the Committee at least ten (10) business days before the end of the prior Calendar Quarter.

         5.5 CHANGE OF INVESTMENT FUNDS BY COMMITTEE. The Committee in its sole discretion may change the Investment Funds from time to time. The Committee's decision to change the Investment Funds shall not in any manner alter the returns on the Participants' Deferred Compensation Accounts prior to the effective date of the change.

         5.6 CONTINUED APPLICATION. The provisions of this Article 5 shall continue to apply to a Deferred Compensation Account for as long as there is any amount of either Elective Deferred Compensation or Non-Elective Deferred Compensation credited to such account, as computed pursuant to Section 4.3.

                                    ARTICLE 6
                        VESTING OF DEFERRED COMPENSATION
                           AND FORFEITURE ADJUSTMENTS

         6.1 VESTING OF DEFERRED COMPENSATION. A Participant's interest in any Elective Deferred Compensation shall vest immediately and in full upon the crediting of such Elective Deferred Compensation in the Participant's Deferred Compensation Account. A Participant's interest in any Non-Elective Deferred Compensation shall vest in accordance with the terms and conditions pertaining to vesting as are described in the instrument evidencing the award of such Non-Elective Deferred Compensation. In the event of a Termination of Employment Without Cause as defined in the Stock Plan or a Termination of Employment for Reason of Death or Disability, any unvested amounts of a Participant's Non-Elective Deferred Compensation shall immediately become vested.

         6.2 FORFEITURE OF NON-ELECTIVE DEFERRED COMPENSATION. If a Participant's Termination of Employment is either a Termination of Employment for Cause or a Voluntary Termination of Employment, any unvested portion of his or her Non-Elective Deferred Compensation shall be forfeited as of the date of such termination. The provisions of this Section 6.2, however, shall not be applicable to effect a forfeiture with respect to any Termination of Employment that occurs during the 24-month period immediately following the consummation of a transaction constituting a Change of Control, in which case any unvested amount shall become vested.

         6.3 FORFEITURE OF INVESTMENT RETURN. If a Participant's Termination of Employment is a Termination of Employment for Cause, the Aggregate Investment Return then credited to his or her Deferred Compensation Accounts (to the extent a positive amount) shall be immediately forfeited as of the date of such termination and the only amount such Participant shall thereafter be entitled to receive from his or her Deferred Compensation Accounts will be the dollar amount of Elective Deferred Compensation or Non-Elective Deferred Compensation originally credited to such accounts, reduced by any forfeiture effected pursuant to Section 6.2, if applicable. In the event of a Participant's Voluntary Termination of Employment, that portion of the Aggregate Investment Return attributable to non-vested amounts subject to forfeiture under Section 6.2 shall be eliminated from the Participant's Aggregate Investment Return and the Participant shall forfeit such eliminated portion. The provisions of this Section 6.3, however, shall not be applicable to effect any forfeiture or reduction of any Aggregate Investment Return with respect to any Termination of Employment occurring during the 24-month period immediately following the consummation of a transaction constituting a Change of Control.

                                    ARTICLE 7
                      TIME AND FORM OF PAYMENT OF BENEFITS

         7.1 PAYMENTS UPON TERMINATION OF EMPLOYMENT OTHER THAN TERMINATION OF EMPLOYMENT BY REASON OF DEATH OR DISABILITY. Upon Termination of Employment other than Termination of Employment by Reason of Death or Disability, a Participant's Deferred Compensation Accounts shall be paid as follows:

                  (a) In the case of Elective Deferred Compensation, a Participant's Deferred Compensation Account balances, as determined pursuant to Section 4.3, shall be paid to the Participant in accordance with the terms of the Election Form applicable to each such Deferred Compensation Account. If a Participant elects to receive payment of a Deferred Compensation Account in installments, subject to a maximum of fifteen (15) annual installments, payments shall be made in Declining Balance Installments.

                  (b) In the case of Non-Elective Deferred Compensation, a Participant's Deferred Compensation Account balances, as determined pursuant to Section 4.3, shall be paid to the Participant in accordance with the terms and conditions of the instrument evidencing an award of such Non-Elective Deferred Compensation.

                  (c) In the event of a Termination of Employment for Cause or a Voluntary Termination of Employment, notwithstanding any contrary elections in any Election Forms, payment of Deferred Compensation Accounts shall be made on a lump sum basis following such Termination of Employment.

                  (d) Notwithstanding the provisions of subsection 7.1(a), and notwithstanding any contrary election made by the Participant on his or her Election Form, if a Participant has a Termination of Employment and if the Participant had not completed at least 5 years of continuous service with the Company or Related Employment at the time of his or her Termination of Employment, the Participant's Deferred Compensation Account balances, as determined pursuant to Section 4.3, shall be paid to the Participant in a lump sum in the year following the Participant's Termination of Employment. If a Change of Control occurs, this subsection 7.1(d) shall not be applicable to Deferred Compensation Accounts established prior to such Change of Control.

         7.2 PAYMENTS UPON THE DEATH OR DISABILITY OF A PARTICIPANT. Upon the Death or Disability of a Participant (whether before or after his or her Termination of Employment), his or her Deferred Compensation Account balances shall be paid:

                  (a) In the event of a Participant's Death or Disability prior to receiving any payments with respect to a Deferred Compensation Account for a calendar year, the Participant shall receive his or her Deferred Compensation Account for such calendar year, paid as if the Participant had a Termination of Employment governed by Section 7.1 as of the date of his or her Death or Disability. However, the Committee may, in its sole discretion, pay the Participant's remaining account balances, if any, in a single lump sum even if it would be otherwise paid over a period of time. If the Participant's designated Beneficiary survives the Participant but dies before receiving a complete distribution of the Participant's account, the remaining account balance shall be paid to the estate of such Beneficiary in a lump sum.

                  (b) In the event of a Participant's Death or Disability after he or she begins to receive payments with respect to a Deferred Compensation Account for a calendar year, the Participant shall receive his or her remaining Deferred Compensation Account balance, paid in accordance with the Participant's election as it was being paid prior to his or her Death or Disability. However, the Committee may, in its sole discretion, pay the Participant's remaining account balance in a single sum. If the Participant's designated Beneficiary survives the Participant but dies before receiving a complete distribution of the Participant's account, the remaining account balance shall be paid to the estate of such Beneficiary in a lump sum.

         7.3 HARDSHIP BENEFIT. In the event that the Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an unanticipated emergency beyond the control of the Participant that could cause a severe financial hardship, the Company may pay to the Participant, as soon as is practicable following such determination, an amount necessary to meet the emergency, not in excess of the then current value of the vested and nonforfeitable portions of the Deferred Compensation Accounts credited to the Participant. The Deferred Compensation Accounts of the Participant thereafter shall be reduced to reflect the payment of a hardship benefit. Notwithstanding the foregoing, if the terms and provisions of the instrument evidencing an award of Non-Elective Deferred Compensation restrict its distribution prior to the occurrence of any condition or event, no amount may be distributed from such Deferred Compensation Account under the provisions of this Section 7.3. In the event a Participant is eligible for a hardship distribution pursuant to this Section 7.3 and such Participant has amounts credited in more than one Deferred Compensation Account, the hardship distribution amount shall be debited from his or her Deferred Compensation Accounts as directed by such Participant or, in the absence of any such direction, as the Committee may determine in its sole discretion.

         7.4 TAXES; WITHHOLDING. To the extent required by law, the Company shall withhold from payments made hereunder an amount equal to at least the minimum taxes or other withholding required to be withheld by the federal, or any state or local government.

         7.5 DATE OF PAYMENTS. Except as otherwise provided in this Plan or pursuant to the terms of an instrument evidencing an award of Non-Elective Deferred Compensation, payments under this Plan shall be made (or begin in the case of installments) on or before the fifteenth (15th) day of February of the calendar year following receipt of notice by the Committee of an event that entitles a Participant (or Beneficiary) to payments under the Plan, or at such other date as may be determined by the Committee. Amounts that become payable pursuant to Sections 7.2 or 7.3 shall be paid within fifteen (15) days following the end of the Calendar Quarter in which a determination is made that an amount is payable, or at such other date as the Committee may determine.

         7.6 COMPANY PAYMENT DEFERRAL RIGHTS. In the event that any amount payable from a Participant's Deferred Compensation Account, including a Liquidating Distribution pursuant to Section 7.7 or a lump sum payment pursuant to Sections 7.1 or 7.2, would be non-deductible by the Company pursuant to application of the compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee shall have the absolute right, in its sole discretion, to defer payment of such amount until such time as its payment would no longer present a loss of a deduction for such payment. In the event of any such deferral, the deferred payment amount shall continue to be credited to and a part of the Participant's Deferred Compensation Account for all purposes of the Plan and shall be paid to such Participant as soon as practicable and no later than 30 days following the date that such payment would not be a non-deductible payment as a result of application of such compensation deduction limitation.

         7.7 LIQUIDATING DISTRIBUTION. Notwithstanding any provision of the Plan, except as limited by Section 7.6 or Article 9, following the receipt of a written request from a Participant for a Liquidating Distribution from a Deferred Compensation Account, the Company shall pay to the Participant the Participant's Liquidating Distribution Account Balance for such Deferred Compensation Account in a lump sum. The request for a Liquidating Distribution shall be in writing and directed to the Committee. The provisions of this Section 7.7 shall not be applicable with respect to any Deferred Compensation Account which is attributable to an award of Non-Elective Deferred Compensation unless the instrument evidencing such award specifically provides that the provisions of this Section 7.8 shall be applicable to such account and specifies the time at which it first becomes applicable.

         7.8 ALLOCATION OF DISTRIBUTIONS. If a distribution of a portion of a Deferred Compensation Account is made to a Participant or Beneficiary, and such account is invested in more than one Investment Fund, then a portion of such distribution shall be deemed to have been made from each Investment Fund on a pro rata basis, based on the values of the Investment Funds as of the Valuation Date immediately preceding the distribution.

                                    ARTICLE 8
                             BENEFICIARY DESIGNATION

         8.1 BENEFICIARY DESIGNATION. At any time prior to complete distribution of the benefits due to a Participant under the Plan, he or she shall have the right to designate, change, and/or cancel, any person(s) or entity as his or her Beneficiary (either primary or contingent) to whom payment under this Plan shall be made in the event of his or her death. Each Beneficiary designation shall become effective only when filed in writing with the Committee. The filing of a new beneficiary designation form will cancel all previously filed beneficiary designations.

         8.2 NO BENEFICIARY. If a Participant fails to designate a Beneficiary as provided above, or if his or her beneficiary designation is revoked by divorce or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant, then the distribution of such benefits shall be made to the Participant's estate. If the Participant's designated Beneficiary survives the Participant but dies before receiving a complete distribution of the Participant's account, the remaining account balance shall be paid to the estate of such Beneficiary.

                                    ARTICLE 9
                                 FROZEN ACCOUNT

         9.1 FROZEN ACCOUNT. The provisions of this Article 9 shall only be applicable with respect to any Deferred Compensation Account which is attributable to compensation as to which a participant has an absolute and unfettered right, except for time of payment and only upon adoption of an Estate Enhancement Plan. A Participant shall have all or any portion of a Deferred Compensation Account held in a Frozen Account in connection with such Participant's election to participate under the Estate Enhancement Plan, as adopted by the Board. Notwithstanding any other provisions of the Plan to the contrary, a Frozen Account will be held and distributed in accordance with the terms of this Section.

                  (a) The value of an amount in the Frozen Account will be determined as of the end of the business day immediately preceding the business day on which the Company pays a policy premium related to such amount under the Estate Enhancement Plan, and no investment earnings or losses shall be credited to the amount in the Frozen Account thereafter as long as such amount is in the Frozen Account.

                  (b) The provisions of Section 7.3 and Section 7.7 shall not apply to any amount in a Frozen Account.

                  (c) If the Participant's participation in the Estate Enhancement Plan terminates as a result of the Participant's death (or the death of the survivor of the Participant and the Participant's spouse, if the Participant's policy under the Estate Enhancement Plan is a survivorship policy insuring the lives of both), then the Frozen Account balance shall be paid in a single sum to the Beneficiary(ies) of the Participant within ten (10) business days after the Company receives its share of the death benefit from the Participant's Estate Enhancement Plan policy.

                  (d) If the Participant's participation in the Estate Enhancement Plan terminates for any reason other than the payment of the Participant's Estate Enhancement Plan policy death benefit, then, as of the date the Company receives repayment of the policy premiums it paid in connection with the Participant's Estate Enhancement Plan, the amount in the Participant's Frozen Account shall be removed from the Frozen Account and shall thereafter be held in the Participant's Deferred Compensation Account or distributed to the Participant or Beneficiary as hereinafter provided. An amount removed from the Participant's Frozen Account shall be distributed to the Participant (or, if applicable, the Beneficiary) in accordance with the Participant's election made pursuant to the terms of the Plan and the Election Form. Provided, however, that if, based on the terms of the Plan and the Participant's Election Form, the amount removed from the Frozen Account would have been distributed to the Participant (or, if applicable, the Beneficiary) before being removed from the Frozen Account if such amount were not held in the Frozen Account, then the amount shall be immediately paid to the Participant (or, if applicable, the Beneficiary) when it is removed from the Frozen Account. Any amount that is to be held in the Participant's Deferred Compensation Account after being removed from the Frozen Account shall be allocated among the Investment Funds in accordance with the Participant's election.

                                   ARTICLE 10
                           ADMINISTRATION OF THE PLAN

         10.1 COMMITTEE. The Plan shall be administered by the Committee.

         10.2 POWERS OF THE COMMITTEE. In addition to any other powers or authority conferred upon the Committee elsewhere in the Plan or by law and subject to the limitations provided elsewhere herein, the Committee shall have full power and authority: (a) to construe and interpret provisions of the Plan and other documents and agreements pertaining to the Plan; (b) to create, amend or rescind rules and regulations relating to the Plan, including the time periods for recording, crediting, or debiting deferrals, returns, penalties, forfeitures or distributions; (c) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related instrument; and (d) to make all other determinations necessary or advisable for the administration of the Plan, including the creation and use of a rabbi trust or trusts in connection with the Company's obligations under the Plan and whether the Company shall track Participant Investment Allocations with actual investments in the Investment Funds. The Committee shall not have the authority to take action contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Committee in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

         10.3 LIMITATION ON LIABILITY. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person has acted fraudulently or in bad faith. Notwithstanding anything to the contrary in this Plan or an Election Form or any other instrument executed by the Company or a Participant in connection with the Plan, in connection with any claim made by a party against another party in connection with or relating to the Plan or the benefit of a Participant under the Plan, the claiming party shall not be entitled to recover any punitive, consequential, special, incidental or indirect damages (including, without limitation, any exemplary damages, treble damages, penalties or loss of profits or income), whether based on statute, in tort, contract or otherwise, regardless of whether such damages may be available under applicable law or otherwise, and whether or not arising from a party's sole, joint or concurrent negligence, strict liability or other fault, the right, if any, to recover such damages in connection with any claims hereunder being hereby deemed waived by such party or parties; provided, however, that (a) in no event shall such limitations or restrictions prevent a party from recovering its actual damages and (b) the foregoing limitations and restrictions shall not apply to any such damages that are attributable to the fraud of the party against whom such claim is made.

                                   ARTICLE 11
                        AMENDMENT AND TERMINATION OF PLAN

         11.1 AMENDMENT. The Board may amend the Plan at any time in whole or in part, provided, however, that no amendment shall be effective to decrease the then-outstanding balance of amounts in any Participant's Deferred Compensation Account or to lengthen any vesting period with respect to any Non-Elective Deferred Compensation credited under the Plan prior to the date of the amendment for such Participant.

         11.2 TERMINATION OF PLAN. The Board may terminate the Plan at any time. Upon any termination of the Plan under this section, Compensation shall cease to be deferred prospectively, and, with respect to Compensation deferred previously or any Non-Elective Deferred Compensation, the Company will pay to the Participant (or the Participant's Beneficiary, if after the Participant's death), in a lump sum as soon as practicable after the date of such termination, the then-current value of his or her Deferred Compensation Accounts excluding the then-current value of his or her Frozen Account (which shall thereafter be paid in accordance with the provisions of Article 9 as if the Plan had not been terminated).

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 PROTECTIVE PROVISIONS. A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, including taking such physical examinations as the Company reasonably may deem necessary (if insurance is acquired by the Company in connection with the Plan) and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Participant's election to defer any Compensation which has not yet been deferred shall become null and void, and the Participant shall not be eligible to make any further deferral elections under the Plan.

         12.2 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of Delaware without giving effect to the choice of law rules of Delaware.

         12.3 UNSECURED GENERAL CREDITOR. Participants and their beneficiaries, heirs, successors and assignees shall have no legal or equitable rights, interests, or other claims in any property or assets of the Company. Any and all of the Company's assets and policies shall be and will remain general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

         12.4 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participants and their respective successors, assignees (including any assignee), and representatives.

         12.5 BENEFITS NOT ALIENABLE. Other than as provided by this Plan, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily.

         12.6 NO ENLARGEMENT OF RIGHTS. This Plan is strictly a voluntary undertaking of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant, or consideration for, or an inducement to, or a condition of the Participant's respective services to the Company. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

         12.7 NOTICES. All notices required in connection with the Plan shall be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of its Vice President of Human Affairs at the principal office of the Company. Any notice to Participant shall be addressed to the Participant at the most recent address for such person in the Company's records.

         12.8 GENDER, SINGULAR AND PLURAL. All pronouns, and any variations thereof, shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) or entity(s) may require. As the context may require, the singular may be read as the plural and the plural as the singular.

         12.9 CAPTIONS. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

                                   ARTICLE 13
                                CHANGE OF CONTROL

         13.1 OBLIGATION OF SUCCESSOR. If there is a consummation of a transaction constituting a Change of Control of the Company, the obligations created hereunder shall be obligations of the acquiring or successor entity.

         13.2 AMENDMENT OR TERMINATION OF PLAN. In the event of a Change of Control of the Company, then, notwithstanding any other provisions of the Plan, the Plan shall not thereafter be amended or terminated with respect to any Participant's Deferred Compensation Account existing at the time of the Change of Control, except with the consent of the Participant. This provision shall not preclude the amendment or termination of the Plan with respect to amounts deferred after the Change of Control.

                                   ARTICLE 14
                                CLAIMS PROCEDURE

         14.1 CLAIMS DETERMINATIONS. Any controversy or claim arising out of or relating to this Plan shall be filed with the Committee or its designee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to all parties in interest. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within ninety (90) days of the Committee's receipt of the claim for benefits. If the Committee fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with an appeal as provided for in this Section.

         14.2 CLAIMS APPEALS. A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his or her claim by filing a written statement of his or her position with the Committee no later than sixty (60) days after (i) receipt of the written notification of such denial or (ii) the lapse of the ninety (90) day period where the claim is deemed denied if the Committee fails to respond in writing. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

         Adopted pursuant to resolutions of the Board of Directors of the Company effective this ____ day of _______________, 2000.


TNPC, INC.



By:
    ---------------------
Title